Exhibit 99.1

FOR IMMEDIATE RELEASE

FEDERAL TRADE COMMISSION ISSUES CONDITIONAL APPROVAL TO MCCORMICK

TO COMPLETE LAWRY’S ACQUISITION

SPARKS, MD., JULY 30 - McCormick & Company, Incorporated (NYSE:MKC) today announced that the Federal Trade Commission (FTC) has granted conditional approval of McCormick’s previously announced acquisition of the assets of Lawry’s from Conopco, Inc., an indirect subsidiary of Unilever N.V., for $604 million in cash. McCormick expects to complete the acquisition of Lawry’s on or about July 31, 2008.

The terms of the approval require the sale of McCormick’s Season-All® business. In accordance with these terms, McCormick has entered into a definitive agreement to sell its Season-All business to the Morton Salt Group of Morton International for $15 million in cash. McCormick’s annual sales of Season-All products are approximately $18 million.

The conditional approval is subject to a 30-day public comment period, after which the FTC may propose modifications before the approval is made final. However, McCormick is free to close the acquisition prior to the expiration of the comment period.

The Company expects to complete the acquisition of Lawry’s and sale of Season-All at approximately the same time. McCormick will provide additional financial details of the transaction as well as integration and growth plans for the Lawry’s business following completion of the acquisition.

On November 14, 2007 the Company had announced that it had reached an agreement to acquire Lawry’s. With annual sales of approximately $150 million, the Lawry’s business includes a full line of seasoning blend products as well as wet marinades.

Forward-looking Information

Certain information contained in this release, including the expected completion date for transactions, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, and global economic conditions generally which would include interest and inflation rates as well as foreign currency fluctuations and other risks described in the Company’s Form 10-K for the fiscal year ended November 30, 2007. Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick & Company, Incorporated

McCormick & Company, Incorporated is a global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – retail outlets, food manufacturers and food service businesses.

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For information contact:

Corporate Communications:

John McCormick (410-771-7110 or john_mccormick@mccormick.com)

Investor Relations: Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

7/2008